Exhibit 10.73

                          IMCLONE SYSTEMS INCORPORATED

                              EMPLOYMENT AGREEMENT

                                      with

                              DR. CARL GOLDFISCHER


AGREEMENT entered into as of May 17, 1996 between CARL GOLDFISCHER residing at 161 West 61st Street, New York, U.S.A. ("Employee"), and IMCLONE SYSTEMS INCORPORATED ("ImClone" or the "Company"), a company organized under the laws of the State of Delaware.

                                   WITNESSETH:

WHEREAS, ImClone is in the business of biopharmaceutical research and development (the "Business"); and

WHEREAS, ImClone desires to employ Employee as its Chief Financial Officer and Vice-President of Finance and Strategic Planning at ImClone.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Employment. With effect from the Effective Date (as defined in Section 3.1), ImClone employs Employee and Employee accepts employment with ImClone upon the terms and conditions set forth herein.

2.   Duties.

2.1 ImClone hereby engages Employee to serve as Vice-President of Finance and Strategic Planning and Chief Financial Officer of ImClone responsible for the day to day financial reporting and control and strategic planning of ImClone according to the general direction of the Company's Chief Executive Officer.

2.2 Employee shall devote his full business time and attention to the Business of the Company and shall perform his duties diligently and promptly for the benefit of ImClone. During his engagement hereunder, Employee shall not undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly any other businesses, duties or pursuits except for the de minimis non-commercial or non-business activities, without prior written consent of the CEO of the Company.


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2.3  Employee shall report regularly to the CEO and Board of Directors of the
Company or as otherwise requested by the Board, in accordance with Company policy.

3.   Term.

3.1 Employee's employment under this Agreement shall commence on May 20, 1996 (the "Effective Date") and shall end on the earliest of: (i) the death or disability (as defined herein) of Employee; (ii) termination of employment by the Company with cause (as defined herein); (iii) termination of empoyment by the Company without cause (as defined herein); (iv) the termination of Employee's employment by Employee after providing ninety (90) days advance notice or such lesser written notice as Employer shall at the time accept; or
(v) two (2) years from the Effective Date of this Agreement ("Initial Term"). Employee, or his heirs, executors, personal representatives or assigns, shall not be entitled to any compensation after expiration of period of notice of termination of employment, including with respect to bonus, other than as specifically set forth in Section 8.1 herein. In the event the Employee's employment under this Agreement continues until the expiration of the Initial Term, the term may be extended by written agreement of the parties ("Extended Term").

3.2 For the purpose of this Agreement, "disability" shall mean any physical or mental illness or injury as a result of which (1) Employee remains absent from work for a period of two successive months, or an aggregate of two months in any twelve month period or, (2) the Employee is deemed unable to perform the essential functions of his employment, with or without accomodation, as documented by a physician in writing.

3.3 For the purpose of this Agreement, "cause" shall exist if Employee (i) breaches the terms of this Agreement; (ii) engages in willful misconduct or acts in bad faith with respect to ImClone in connection with and related to the employment hereunder; (iii) is subjected to criminal indictment or the filing of information for a felony or is held liable by a court of competent jurisdiction for fraud against ImClone; or (iv) fails to comply with the instructions of the Company's Board of Directors or CEO given in good faith; provided that, with respect to clauses (i) and (iv), if Employee has cured any such condition (that is reasonably susceptible to cure) within 10 business days of the advance notice (as defined herein) then "cause" shall be deemed not to exist. For purposes of this paragraph 3.3, "advance notice" shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied on by ImClone as the basis for cause.

3.4 During the period following notice of termination by any party for any reason, the Employee shall, if and to the degree requested by ImClone, cooperate with ImClone and use his

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best efforts to assist the integration into the ImClone organization of the person or persons who will assume the Employee's responsibilities.

4.   Compensation.

4.1 During the Employee's employment under this Agreement and subject to the performance of the services required to be performed hereunder by Employee, ImClone shall pay to Employee for all services rendered by Employee under this Agreement an annual gross salary paid in accordance with ImClone's normal and reasonable payroll practices of $175,000 exclusive of amounts payable by the Company for the benefits set forth in paragraph 4.2 (the "Gross Salary").

4.2 The Employee shall be eligible to participate in ImClone's contributory comprehensive health plan, including major medical, hospitalization, life, disability and dental insurance currently offered by the Company through the Guardian Life Insurance Company. Employee will also be eligible to participate in the ImClone 401K Employee Savings Plan, to the degree allowable under the Company's plan document and appropriate regulations.

4.3 At the end of his first year of employment, Employee will receive a bonus in the amount of $75,000, and at the end of the second year of employment, and any renewable term thereafter, Employee shall be entitled to receive a bonus, as determined by the Board of Directors, based upon Company practices.

5. Expenses. Employee may incur reasonable expenses in connection with the performance of his duties, including expense for entertainment, travel and similar items. ImClone will reimburse Employee for all business expenses after Employee presents an itemized account of expenditures, together with receipts, vouchers and other supporting material, subject to ImClone's approval. Per diem allowances and petty cash advances shall be in accordance with ImClone's standard policy as agreed to by the CEO and/or the Board of Directors of the Company from time to time.

6. Vacation. Employee shall be entitled to 20 working days of paid vacation during each year that this Agreement is in effect, to be taken at times subject to the reasonable approval of ImClone. Vacation time may not be accumulated and Employee shall forfeit any unused vacation remaining at the end of each year.

7. Participation in Stock Option Plans. Employee shall receive options to purchase 225,000 shares of the Company at an exercise price equal to the average closing trading price of ImClone stock for the sixty days through April 24, 1996. Of these options, 50,000 shall be immediately exercisable, and the remainder shall vest equally over a three year period from the Effective Date, such that one-third shall vest on each of the first, second, and third anniversaries of the Effective Date. In accordance with the terms of ImClone's stock option plans, vested options which have not been exercised upon termination of employment shall not be exercisable and shall revert to the Company.

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8.   Termination of Employment by Company without Cause

8.1 In the event this Agreement is terminated by the Company without cause under Section 3.1 (iii) hereof during the Initial Term or any Extended Term, as defined in Section 3.1 above, in addition to any right to notice described herein, the Employee shall have the right to receive amounts equal to the Gross Salary and to receive reimbursement for the purchase of benefits equal to those set forth in Section 4.2 for the following periods, which shall be the sole remedy available to the Employee as a result of such termination. Employee's employment shall be deemed terminated upon the expiration of the notice period given with respect to such termination.

(i)   in the event termination is effective during 1996 - 2 months;
(ii)  in the event termination is effective during 1997 - 10 months; and
(iii) in the event termination is effective after January 1, 1998 - 12 months.

8.2 Employee's rights pursuant to this section 8 shall apply only in the event this Agreement is terminated by the Company without cause under Section 3.1
(iii). For purposes of this section, termination by the Company without cause shall be deemed to include termination of this Agreement by the Employee due to:
(1) the disposing of all or substantially all of the Company's property, business or assets; or (2) the consolidation with or merger of the Company into another corporation, resulting in a shift in voting control of more than 75% of the Company's shares.

9. Secrecy and Nondisclosure. The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to ImClone's Business (existing, potential and future), including without limitation, all business information relating to customers and suppliers and products of which the Employee becomes aware during and as a result of his employment or association with ImClone, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to ImClone's existing or future Business or products. The Employee may disclose or use such information, if at all, only with the prior express written consent of ImClone. The Employee also agrees to enter into ImClone's Discovery and Non-Disclosure Agreement, a copy of which is attached hereto.

10.  Non-Competition.

10.1 Employee agrees that during the term of this Agreement and any extensions hereof and for a period of one (1) year after he ceases to be employed by ImClone he will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) interest himself in or engage in any business or enterprise, anywhere in the world, that directly or indirectly competes with the Business of ImClone, that exists now or in the future during the

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term of this Agreement or is proposed by ImClone prior to the time of termination or is based on similar technology to that of ImClone.

10.2 Employee agrees that during a period of one year from termination of this Agreement or any extension hereof he shall not employ directly or indirectly any individual then employed by the Company.

10.3 Employee acknowledges that the restricted period of time and geographical area specified under paragraph 10.1 hereof are reasonable, in view of the nature of the business in which ImClone is engaged and Employee's knowledge of ImClone's Business and products.

10.4 Notwithstanding anything contained in paragraph 10.3 to the contrary, if the period of time or the geographical area specified under paragraph 10.1 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

11. Development Rights. The Employee agrees and declares that all proprietary information including but not limited to trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment by ImClone shall be the sole property of ImClone and the Employee shall execute all documents necessary to assign any patents to ImClone and otherwise transfer such proprietary rights to ImClone.

12. Employee Representations. The Employee represents and warrants to ImClone that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or noncompetition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of this employment any proprietary information of any third party, including prior employers of the Employee.

13. Benefit. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon ImClone, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

14. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter thereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

15. Notices. All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopies, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or telecopies number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified herein and the appropriate answerback is received or (ii) if given in writing by any other means, when delivered at the address specified herein.

16. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law and the courts of New York, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

IMCLONE SYSTEMS INCORPORATED                  EMPLOYEE


By:  /s/Samuel D. Waksal                      /s/Carl Goldfischer
     ---------------------                    ---------------------
President and Chief Executive Officer/title   Dr. Carl Goldfischer

                          ImClone Systems Incorporated

                     Discovery and Non-Disclosure Agreement

     For value received, and for other good and valuable consideration including my employment or other association with ImClone Systems Incorporated (the "Company") and the compensation to be paid to me, I hereby covenant and agree with the Company (which term shall include any parent, subsidiary or successor to the Company) as follows:

     1. Disclosure of Discoveries

     I hereby agree that I shall promptly communicate in writing to the Company, or to such individual as the Company may, from time to time, designate, a full and complete disclosure of any and all research and other information, inventions, discoveries and improvements ("Discoveries") made, developed and/or conceived and/or reduced to practice by me alone or jointly with others, whether or not patentable or copyrightable, (i) while in the employ of, or other association with, the Company, whether during or outside of the usual hours of work, and (ii) during a one (1) year period following the termination of my employment or other association with the Company, and which are reasonably related to the business of the Company during the term of my employment or other association with the Company. All such Discoveries shall be and remain the sole and exclusive property of the Company.

     2. Assignment of Discoveries

     I hereby agree to, and hereby do, assign and transfer to the Company, or to its nominee or designee, without any separate remuneration or compensation to me other than the compensation received or assigned to me from time to time in the course of my aforesaid employment or other association with the Company, all my right, title and interest throughout the world in and to such Discoveries, together with the right to file, and/or own wholly and without restriction, applications for United States and foreign patents on all Discoveries, and to do, execute and deliver any and all acts and instruments that may be necessary and proper to vest in the Company all such Discoveries, patents, copyrights and trademarks; and that I will render to the Company, or to its nominee or designee, all such assistance as it may require in the prosecution of all such patent, copyright and trademark applications, and applications for the reissue of such patents, copyrights and trademarks. I agree that I shall also execute, upon request, documents which secure to the Company the interests here conveyed.

     I further agree that I shall assist, upon request, in locating writings and other physical evidence of the making of my Discoveries, and provide unrecorded information relating to such Discoveries, and give testimony in any proceeding in which any of my Discoveries, or any application or patent, copyright or trademark directed thereto, may be involved.

     3. Copyright; Publishing

     I hereby agree that I shall promptly disclose to the company any and all publishable an/or copyrightable material which I produce, compose or write, individually or in collaboration with others, which arises out of work delegated to me by the Company, and further agree that such materials shall be considered works made for hire.

     At the expense of the Company, and to the extent that such material may not be considered works made for hire, I shall assign to the Company all my interest in such copyrightable material, and will sign all papers and do all other acts necessary to assist the Company in obtaining copyrights on such material in any and all countries.

     4. Trade Secrets; Confidential Information

     I hereby agree that I will not, during my employment by, or other association with, the Company, or afterwards, disclose to others or use for my own benefit any trade secrets (as hereinafter defined) or other confidential information acquired by me from the Company, its customers, suppliers, consultants, affiliates, or third parties contracting with the Company, except to the extent that the disclosure of such trade secrets and other confidential information is necessary to perform my duties and fulfill my responsibilities as an employee or other associate of the company. A trade secret is information, not generally known to the trade, which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, research being planned and developed, research methods and processes, sources of supply, materials used in research,

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marketing plans, and information concerning the filing or pendency of patent applications.

     Such obligation of confidentiality shall be waived as to information which
(i) is in the public domain, (ii) comes into the public domain through no fault of my own, (iii) was known to me prior to its disclosure under this Agreement, or (iv) is disclosed to me by a third party having lawful right to make such disclosure.

     5. Company Information

     I hereby agree that I will not, without first obtaining the written approval of the Company, or of such individual as the Company may, from time to time, designate, divulge or disclose to anyone outside of the Company, whether by private communication or by public address, publication or otherwise, any information not already lawfully available to the public concerning the Company's business and/or products, including, but not limited to, all information about (a) the Company's production, profitability, business and legal plans, finances, internal affairs, competitive position, customers and vendors; (b) its formulae, processes, methods, reports, machines, or inventions; and (c) any such information relating to the business of any corporation, firm or person for whom the Company is conducting, or shall conduct, research services, or is providing, or shall provide, other services, whether supplied by the Company or such corporation, firm or person, or whether made, developed and/or conceived by me or by others in the employ or other association with the Company.

     6. Non-Compete

     I hereby agree that I will not, during my period of employment or other association with the Company, compete with the company or design, manufacture or sell items which relate to products or business planned or under development by the Company; and I further agree that I will not, during the period of my employment or other association with the Company, directly or indirectly enter the employment of, or render any business or technical services (except as requested by the Company) to, any individual, partnership, association or corporation who or which is a competitor of the Company, or who or which is developing, making or selling products which relate to any research or development project of the Company.

     7. Company Property; Termination Certificate

     Upon the termination of my employment or other association with the Company, I hereby agree to turn over to the Company all models, prototypes, notes, memoranda, notebooks, drawings, specifications, records, customer lists, proposals, business plans, and other documents in my possession or under my control, relating to any work done for, or otherwise belonging to, the Company, it being acknowledged and agreed to by me that all such items are the sole property of the Company, and I hereby agree to sign the following "Termination Certificate" upon such termination of my employment or other association with the Company:

     "This is to certify that I do not have in my possession or custody, nor have I failed to return, any models, prototypes, notes, memoranda, notebooks, drawings, specifications, records, customer lists, proposals business plans, or copies of any of these, and other documents and/or materials, tools, equipment programs, databases or other property belonging to the Company.

     8. Governing Law

     The substantive laws of the State of New York which apply to contracts executed and to be performed in New York shall govern this Agreement.

     9. General Provisions

     (a) The scope and effect of the covenants in this Agreement shall be as broad in time, geography and in all other respects as is permitted by applicable law, and should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, invalid or otherwise unenforceable, such term or provision shall be adjusted rather than voided, if possible, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

     (b) I further agree that this Agreement shall be binding upon me irrespective of the duration of my employment or other association with the Company, the reasons for the cessation of my employment or other association with the Company, or the amount of my compensation and/or salary.

     (c) This instrument is the whole agreement, and no modification or variation shall be deemed valid unless in writing signed by the Company.

     (d) This Agreement shall be binding upon my heirs, executors, successors, administrators, and legal representative, and shall inure to the benefit of the successors and assigns or the Company.

     (e) I represent and warrant to the Company that I am not under any obligations to any person, firm or corporation, and have no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by me of the covenants hereunder or my duties in my said employment or other association with the Company.

     IN WITNESS WHEREOF, I have hereunto set my hand this 12 day of March, 1997, at New York, New York.

WITNESS:                                    Carl Goldfischer
                                            --------------------------
                                            Print Name


/s/Judith Hansen                            /s/Carl Goldfischer
----------------------                      --------------------------
                                            Signature